Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 22, 2009 with respect to the Consolidated Balance Sheet included in Amendment No. 2 to the Registration Statement (Form S-11 No. 333 - 160748) and related Prospectus of Steadfast Secure Income REIT, Inc. for the registration of $1,650,000,000 in shares of its common stock.
/s/ Ernst & Young LLP

Irvine, California
December 9, 2009